                                                                     EXHIBIT 5.1





                               November 17, 2000


Aspect Communications Corporation
1310 Ridder Park Drive
San Jose, CA  95131-2313

     Registration Statement on Form S-8
     ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 17, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 7,850,000 shares of your Common Stock (the "Shares") reserved for issuance under your 1990 Employee Stock Purchase Plan, as amended, and your Amended and Restated 1996 Employee Stock Option Plan (the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid, and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                    Sincerely,

                                    VENTURE LAW GROUP
                                    A Professional Corporation
                                    /s/ Venture Law Group